U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 1, 2015
ADVANCED EMISSIONS SOLUTIONS, INC.
(Name of registrant as specified in its charter)

Delaware	000-54992	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch CO,	80129
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (303)-734-1727
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

As previously disclosed, Advanced Emissions Solutions, Inc. (the “Company”) is working on a strategic restructure of its businesses to simplify its operating structure in a manner that creates increased customer focus, is expected to better support sales and product delivery and also aligns the Company’s cost structure as the emissions control market shifts towards compliance solutions (“Restructuring Plan”). As part of the Restructuring Plan, on September 1, 2015, the Company announced its intent to wind down its manufacturing operations at BCSI, LLC, a wholly owned subsidiary of the Company, located in McKeesport, PA, in order to focus the Company's efforts within the Dry Sorbent Injection market on engineering. The Company issued Worker Adjustment and Retraining Notification ("WARN") Act Notices (the "WARN Act Notices") to the employees, which will affect approximately 100 employees or 58% of the Company's work force.
The employment of certain employees will be terminated after the required 60-day WARN Act Notice period under the Restructuring Plan and the Company expects the other employees affected by the restructuring to remain employed to assist the Company through a transition period ending no later than December 31, 2015.
In connection with these actions, the Company currently expects to record an aggregate restructuring charge related to one-time termination benefits in the range of approximately $0.7 million to $0.9 million. The Company also expects to incur additional charges as a result of the Restructuring Plan, including facility-related charges in the range of approximately $0.9 million to $1.2 million.
The Company expects that the Restructuring Plan will result in future aggregate cash expenditures in the range of approximately $1.6 million to $2.1 million. These cash expenditures consist of: (i) salary and benefits expected to be paid to terminated employees during the 60-day WARN Act Notice period from the implementation date of the restructuring plan through their termination dates; (ii) payments for cash severance and other benefits expected to paid to terminated employees upon termination and (iii) the remaining lease payments, less estimated sublease amounts, associated with the lease of the office building and facility.
The Company will restate the financial statements for the period during which the Company acquired the assets of BCSI, LLC and, as previously disclosed, such previously issued financial statements should not be relied upon.

Item 7.01	Regulation FD Disclosure.
On September 1, 2015, the Company issued a press release announcing the information relating to the disclosures set forth in Item 2.05 of this report.
A copy of the press release is furnished as Exhibit 99.1 to this report. The information furnished pursuant to this Item 7.01, including the attached exhibit, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information or exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated September 1, 2015.

This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the proposed Restructuring Plan and the expected outcomes thereof including the number of affected employees, timing of terminations, the ongoing service of certain employees, recording and incurring charges and cash expenditures and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of the Company’s management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, uncertainties that may delay or negatively impact the timing of the Restructuring Plan; preliminary accounting estimates may change; disruption to business operations as a result of the Restructuring Plan; potential claims from any terminated employees, customers or vendors; changes in economic conditions or market demand; timing of or changes in laws, regulations, IRS interpretations or guidance and any pending court decisions, legal challenges to or repeal of them; technical and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult the Company’s SEC filings for additional risks and uncertainties that may apply to the Company’s business and the ownership of its securities. The Company’s forward-looking statements are presented as of the date made, and the Company disclaims any duty to update such statements unless required by law to do so.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 1, 2015

Advanced Emissions Solutions, Inc.
Registrant

/s/ L. Heath Sampson
L. Heath Sampson
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 1, 2015.

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